UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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SUMMIT FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is a press release issued by Summit Financial Corporation on May 25, 2005.

DATE: May 25, 2004

RELEASE DATE: Immediate

SUMMIT FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND

GREENVILLE, SC - Summit Financial Corporation (“Summit”) (NASDAQ: SUMM) announced today that it’s Board of Directors declared a cash dividend of $0.075 per share on Summit’s common stock. The cash dividend will be payable June 30, 2005 to shareholders of record as of May 31, 2005.

On March 7, 2005, Summit entered into a definitive agreement to merge with First Citizens Bank and Trust Company, Inc. (“First Citizens”). Under the terms of the agreement, each shareholder of Summit will receive $22.00 per share in cash upon consummation of the proposed merger. The transaction has been unanimously approved by the board of directors of each company and is subject to the approval of the shareholders of Summit, receipt of required regulatory approvals, and other customary closing conditions. The approval of the merger will be considered at the 2005 Annual Meeting of Summit’s shareholders, which has been scheduled for June 30, 2005. Mr. J. Randolph Potter, CEO and President, stated “It is important that all shares be represented at the Annual Meeting. We encourage shareholders to carefully read the information contained in the proxy statement that we will soon be distributing in connection with the Annual Meeting, and to consider and vote on all proposals presented.”

Proxy Statement
Summit intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger of Summit and Summit National Bank with and into First Citizens. INVESTORS AND SECURITY HOLDERS OF SUMMIT ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT SUMMIT, FIRST CITIZENS, AND THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Summit or First Citizens Bancorporation, Inc. may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Summit by directing a written request to: Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina, 29602, Attention: Ms. Blaise B. Bettendorf, CFO. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Summit and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Summit in connection with the merger. Investors and security holders may obtain additional information regarding Summit’s executive officers and directors and their interests in Summit from the Form 10-K filed with the SEC for the year ended December 31, 2004, as amended, and from the reports filed with the SEC by Summit’s executive officers and directors under Section 16 of the Securities Exchange Act of 1934, and additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant materials filed with the SEC when they become available.

Summit Financial Corporation, www.summit-bank.com, headquartered in Greenville, SC, is the parent holding company for Summit National Bank. Summit National Bank provides a full range of banking services designed to meet substantially all of the financial needs of its customers from its four full-service branches in the Upstate of South Carolina. Through its subsidiary, Summit Investment Services, Inc., Summit provides nondeposit investments and financial management services.

Shareholder Services -
Shareholders of record desiring to view their stock position and activity, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or consolidate accounts should contact the Transfer Agent at 1-800-937-5449, logon on to AST&T Account Access at www.amstock.com, or contact Summit’s Investors Relation department.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from Summit’s actual results, see Summit’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and Quarterly Report on Form 10-Q for the Quarter ended March 31, 2005. Summit undertakes no obligation update these forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACTS:
J. Randolph Potter, President & CEO, (864) 240-5886
Blaise B. Bettendorf, Chief Financial Officer, (864) 240-5890